As filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-121561

PROSPECTUS SUPPLEMENT NO. 9
DATED JUNE 1, 2007

Charter Communications, Inc.

    This document supplements the Prospectus, dated April 13, 2006, Prospectus Supplement No. 1, dated April 14, 2006, Prospectus Supplement No. 2, dated May 30, 2006, Prospectus Supplement No. 3, dated June 27, 2006, Prospectus Supplement No. 4, dated September 20, 2006, Prospectus Supplement No. 5, dated October 4, 2006, Prospectus Supplement No. 6, dated November 14, 2006, Prospectus Supplement No. 7, dated December 13, 2006 and Prospectus Supplement No. 8, dated December 21, 2006 (collectively, the "Prospectus"), relating to the resale by certain holders of up to $862,500,000 aggregate principal amount of Charter Communications, Inc.’s 5.875% convertible senior notes due 2009 (the "Notes") and shares of common stock issuable upon conversion thereof.

    This Prospectus Supplement relates to the resale by the holders of the Notes.

    The information appearing in the Selling Securityholder table included in this Prospectus Supplement, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus.

    If the information in this Prospectus Supplement is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement.

    In all other ways, the Prospectus shall remain unchanged.

    This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We file annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information we have filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the "SEC Reports"):
  our annual report on Form 10-K for the year ended December 31, 2006;
  our quarterly report on Form 10-Q for the quarter ended March 31, 2007,  and our current reports on Form 8-K filed on February 9, 2007, February 28, 2007, March 12, 2007, March 14, 2007, April 11, 2007, May 3, 2007 and May 15, 2007.
    In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the sale of all of the common stock covered hereby or the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement from the respective dates of filing of such documents.

    Upon request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in the documents. Please direct requests to:

Secretary
Charter Communications, Inc.
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131
(314) 965-0555

The information in the above reports and any future filings we make with the SEC speak only as of the respective dates thereof or, where applicable, the dates identified therein. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. These SEC filings are also available to the public at the SEC’s web site at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with other information.

The information appearing in the table below, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

	Convertible Senior Notes		Shares of Class A Common Stock
			Shares of
			Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

ADAR Investment Fund LTD	$22,145,000	$22,145,000	9,150,825	9,150,825
AG Offshore Convertibles, Ltd.	$30,500,000	$30,500,000	12,603,304	12,603,304
AHFP Context	$300,000	$300,000	123,966	123,966
AIG Annuity Insurance Company	$1,790,000	$1,790,000	739,669	739,669
AIG Life Insurance Company	$520,000	$520,000	214,876	214,876
Akanthos Arbitrage Master Fund, LP	$16,000,000	$16,000,000	6,611,569	6,611,569
American General Life and Accident Insurance Company	$540,000	$540,000	223,140	223,140
American General Life Insurance Company	$1,070,000	$1,070,000	442,148	442,148
American International Life Assurance Company of New York	$40,000	$40,000	16,528	16,528
Argent Classic Convertible Arbitrage Fund L.P.	$2,590,000	$2,590,000	1,070,247	1,070,247
Argent Classic Convertible Arbitrage Fund II, L.P.	$350,000	$350,000	144,628	144,628
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,670,000	$7,670,000	3,169,421	3,169,421
Argent Opportunities Fund LLC	$150,000	$150,000	61,983	61,983
Banc of America Securities LLC (1)	$350,000	$350,000	144,628	144,628
Basso Fund Ltd.	$2,392,000	$2,392,000	988,429	988,429
Basso Holdings Ltd.	$5,290,000	$5,290,000	2,185,950	2,185,950
Basso Multi-Strategy Holding Fund Ltd.	$11,290,000	$11,290,000	4,665,288	4,665,288
BBT Fund, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Bear, Stearns & Co., Inc. (1)	$1,000,000	$1,000,000	413,223	413,223
BlackRock Liechtenstein Global Trust High Yield	$1,580,000	$1,580,000	652,892	652,892
BNY Capital Markets, Inc.	$885,000	$885,000	365,702	365,702
Canyon Balanced Equity Master Fund, Ltd.	$375,000	$375,000	154,958	154,958
Canyon Value Realization Fund L.P.	$760,000	$760,000	314,049	314,049
Canyon Value Realization MAC 18, Ltd.	$35,000	$35,000	14,462	14,462
CC Convertible Arbitrage, Ltd.	$4,950,000	$4,950,000	2,045,454	2,045,454
Citadel Equity Fund Ltd.	$10,000,000	$10,000,000	4,132,231	4,132,231
Citigroup Global Markets, Inc.(1)	$23,751,000	$23,751,000	9,814,461	9,814,461
Citigroup Global Markets Ltd.(1)	$141,387,000	$141,387,000	58,424,374	58,424,374
CNH CA Master Account, L.P.	$1,500,000	$1,500,000	619,834	619,834
Concentrated Alpha Partners, L.P.	$1,050,000	$1,050,000	433,884	433,884
Context Convertible Arbitrage Fund, LP	$1,725,000	$1,725,000	712,809	712,809
Context Convertible Arbitrage Offshore, Ltd.	$5,400,000	$5,400,000	2,231,404	2,231,404
Corporate High Yield III, Inc.	$945,000	$945,000	390,495	390,495
Corporate High Yield V, Inc.	$1,555,000	$1,555,000	642,561	642,561
Corporate High Yield VI, Inc.	$1,625,000	$1,625,000	671,487	671,487

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

Corporate High Yield Fund, Inc.	$875,000	$875,000	361,570	361,570
Credit Suisse First Boston Europe LTD (1)	$25,000,000	$25,000,000	10,330,577	10,330,577
Credit Suisse First Boston LLC (1)	$3,000,000	$3,000,000	1,239,669	1,239,669
CRT Capital Group LLC	$7,300,000	$7,300,000	3,016,528	3,016,528
CSS, LLC	$1,500,000	$1,500,000	619,834	619,834
Cyrus Opportunities Master Fund II, Ltd.	$2,000,000	$2,000,000	826,446	826,446
DBAG London	$13,600,000	$13,600,000	5,619,834	5,619,834
D.E. Shaw Valence Portfolios, L.L.C.	$3,500,000	$3,500,000	1,446,280	1,446,280
Deephaven Domestic Convertible Trading Ltd.	$4,650,000	$4,650,000	1,921,487	1,921,487
Delaware Delchester Fund	$1,080,000	$1,080,000	446,280	446,280
Delaware Diversified Income Fund	$415,000	$415,000	171,487	171,487
Delaware Dividend Income Fund	$557,000	$557,000	230,165	230,165
Delaware Group Equity Funds I-Delaware Balanced Fund Series	$10,000	$10,000	4,132	4,132
Delaware High-Yield Opportunities Fund	$300,000	$300,000	123,966	123,966
Delaware VIP Diversified Income Series	$65,000	$65,000	26,859	26,859
Delaware VIP High Yield Series	$655,000	$655,000	270,661	270,661
Deutsche Bank Securities Inc. (1)	$4,584,000	$4,584,000	1,894,214	1,894,214
Dividend & Income Fund	$165,000	$165,000	68,181	68,181
DKR Saturn Multi-Strategy Holding Fund Ltd.	$2,000,000	$2,000,000	826,446	826,446
Duma Master Fund, L.P.	$1,000,000	$1,000,000	413,223	413,223
Eagle Rock Capital Management, LLC	$400,000	$400,000	165,289	165,289
Edge Investment Master Fund, LTD	$3,500	$3,500	1,446	1,446
Empyrean Capital Fund, LP	$4,315,000	$4,315,000	1,783,057	1,783,057
Empyrean Capital Overseas Benefit Plan Fund, Ltd	$832,000	$832,000	343,801	343,801
Empyrean Capital Overseas Fund, Ltd	$7,353,000	$7,353,000	3,038,429	3,038,429
Eton Park Fund, L.P.	$1,872,000	$1,872,000	773,553	773,553
Eton Park Master Fund, Ltd.	$2,928,000	$2,928,000	1,209,917	1,209,917
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund (2)	$22,580,000	$22,580,000	9,330,578	9,330,578
Fidelity Financial Trust: Fidelity Convertible Securities Fund (2)	$11,300,000	$11,300,000	4,669,421	4,669,421
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (2)	$700,000	$700,000	289,256	289,256
Fidelity Management Trust Company on behalf of funds and accounts managed by it (3)	$7,420,000	$7,420,000	3,066,115	3,066,115
Finch Tactical Plus Class B	$200,000	$200,000	82,644	82,644
Fore Convertible Master Fund, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Fore ERISA Fund, Ltd.	$179,000	$179,000	73,966	73,966
Fore Multi Strategy Master Fund, Ltd.	$350,000	$350,000	144,628	144,628

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

Fore Opportunity Fund, LP	$69,000	$69,000	28,512	28,512
Fore Opportunity Offshore Fund, Ltd	$231,000	$231,000	95,454	95,454
Gaia Offshore Master Fund Ltd.	$77,000	$77,000	31,818	31,818
Geode U.S. Convertible Arbitrage Fund, aggregated account of Geode Capital Master Fund Ltd.	$3,000,000	$3,000,000	1,239,669	1,239,669
Global Dividend & Income Fund	$40,000	$40,000	16,528	16,528
Goldman, Sachs & Co. (1)	$47,638,000	$47,638,000	19,685,122	19,685,122
Grace Brothers, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Greywolf Capital Overseas Fund	$6,475,000	$6,475,000	2,675,619	2,675,619
Greywolf Capital Partners II LP	$1,525,000	$1,525,000	630,165	630,165
Greywolf High Yield Master Fund	$2,000,000	$2,000,000	826,446	826,446
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$1,138,000	$1,138,000	470,247	470,247
HFR RVA Combined Master Trust	$125,000	$125,000	51,652	51,652
Highbridge International LLC	$36,520,000	$36,520,000	15,090,907	15,090,907
Institutional Benchmarks Master Fund, Ltd.	$35,000	$35,000	14,462	14,462
JP Morgan Securities (1)	$3,000,000	$3,000,000	1,239,669	1,239,669
Kamunting Street Master Fund, LTD	$22,500,000	$22,500,000	9,297,519	9,297,519
KBC Financial Products USA Inc.	$4,885,000	$4,885,000	2,018,594	2,018,594
KDC Convertible Arbfund L.P.	$2,000,000	$2,000,000	826,446	826,446
Kingdon Associates	$4,180,000	$4,180,000	1,727,272	1,727,272
Kingdon Family Partnership	$634,000	$634,000	261,983	261,983
Laurel Ridge Capital, LP	$5,000,000	$5,000,000	2,066,115	2,066,115
LDG Limited	$322,000	$322,000	133,057	133,057
Lehman Brothers, Inc.	$5,000,000	$5,000,000	2,066,115	2,066,115
Lehman Brothers International Europe	$8,410,000	$8,410,000	3,475,206	3,475,206
Lincoln National Life Insurance Company Separate Account 20	$590,000	$590,000	243,801	243,801
Lydian Overseas Partners Master Fund LP	$6,500,000	$6,500,000	2,685,950	2,685,950
Lyxor/ Context Fund Ltd.	$1,075,000	$1,075,000	444,214	444,214
Lyxor Gaia II Fund, Ltd.	$23,000	$23,000	9,504	9,504
M Kingdon Offshore Ltd.	$10,986,000	$10,986,000	4,539,668	4,539,668
Man Mac I, Limited	$3,391,000	$3,391,000	1,401,239	1,401,239
Managed Account Series: Bond High Income	$200,000	$200,000	82,644	82,644
Managed Account Series: High Income Portfolio	$325,000	$325,000	134,297	134,297
Marathon Global Convertible Master Fund Ltd.	$1,500,000	$1,500,000	619,834	619,834
Merced Partners Limited Partnership	$2,500,000	$2,500,000	1,033,057	1,033,057
Merrill Lynch Bond High Income Fund (1)	$9,000,000	$9,000,000	3,719,007	3,719,007
Merrill Lynch Global Investment Series: Income Strategies Fund (1)	$5,000,000	$5,000,000	2,066,115	2,066,115
MLIF US High Yield Fund, Inc. (1)	$500,000	$500,000	206,611	206,611
ML Master US High Yield Fund, Inc. (1)	$2,200,000	$2,200,000	909,090	909,090
Mohican VCA Master Fund, Ltd.	$500,000	$500,000	206,611	206,611
Morgan Stanley Convertible Securities Trust	$800,000	$800,000	330,578	330,578
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$31,000	$31,000	12,809	12,809
National Bank of Canada	$700,000	$700,000	289,256	289,256
Oppenheimer Capital Income Fund	$5,000,000	$5,000,000	2,066,115	2,066,115
Oppenheimer Convertible Securities Fund	$2,000,000	$2,000,000	826,446	826,446
Optimum Fixed Income Fund	$65,000	$65,000	26,859	26,859

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

PIMCO Convertible Fund	$275,000	$275,000	113,636	113,636
President and Fellows of Harvard College	$350,000	$350,000	144,628	144,628
PSEG Master Employee Benefit Plan Trust	$200,000	$200,000	82,644	82,644
Putnam Convertible Income-Growth Trust	$8,425,000	$8,425,000	3,481,404	3,481,404
Putnam High Income Bond Fund	$2,075,000	$2,075,000	857,437	857,437
Quattro Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
Raytheon Savings & Investment Plan Trust	$150,000	$150,000	61,983	61,983
Regiment Capital, Ltd.	$650,000	$650,000	268,595	268,595
Ritchie Capital Structure Arbitrage Trading, Ltd.	$12,000,000	$12,000,000	4,958,677	4,958,677
Royal Bank of Canada (Norshield) (1)	$100,000	$100,000	41,322	41,322
Royal Bank of Ontario	$2,000,000	$2,000,000	826,446	826,446
Salomon Brothers Asset Management, Inc. (1)	$9,350,000	$9,350,000	3,863,635	3,863,635
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$357,000	$357,000	147,520	147,520
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund	$65,000	$65,000	26,859	26,859
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	$1,692,000	$1,692,000	699,173	699,173
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LTD	$698,000	$698,000	288,429	288,429
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LP	$48,000	$48,000	19,834	19,834
Saranac Capital Management L.P. on behalf of Saranac Arbitrage LTD	$40,000	$40,000	16,528	16,528
Satellite Asset Management, L.P.	$12,300,000	$12,300,000	5,082,644	5,082,644
Severn River Master Fund, Ltd.	$8,000,000	$8,000,000	3,305,784	3,305,784
Sphinx Convertible Arbitrage Fund SPC	$350,000	$350,000	144,628	144,628
Sphinx Fund c/o TQA Investors, LLC	$496,000	$496,000	204,958	204,958
Sphinx Special Situations Fund SPC	$35,000	$35,000	14,462	14,462
SRI Fund, L.P.	$180,000	$180,000	74,380	74,380
St. Albans Partners Ltd.	$1,000,000	$1,000,000	413,223	413,223
Sturgeon Limited	$71,000	$71,000	29,338	29,338
Susquehanna Capital Group	$6,980,000	$6,980,000	2,884,297	2,884,297
SuttonBrook Capital Portfolio LP	$12,500,000	$12,500,000	5,165,288	5,165,288
Tamarack International, Ltd.	$2,500,000	$2,500,000	1,033,057	1,033,057
Tempo Master Fund, LP	$2,000,000	$2,000,000	826,446	826,446
Tenor Opportunity Master Fund Ltd.	$4,200,000	$4,200,000	1,735,537	1,735,537
The Canyon Value Realization Fund (Cayman) Ltd.	$2,260,000	$2,260,000	933,884	933,884
The High-Yield Bond Portfolio	$15,000	$15,000	6,198	6,198

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

The PRS Convertible Arbitrage Master Fund	$75,000	$75,000	30,991	30,991
The PRS Convertible Arbitrage Master Fund II	$40,000	$40,000	16,528	16,528
The United States Life Insurance Company in the City of New York	$40,000	$40,000	16,528	16,528
TQA Master Fund, Ltd.	$2,836,000	$2,836,000	1,171,900	1,171,900
TQA Master Plus Fund, Ltd.	$4,551,000	$4,551,000	1,880,578	1,880,578
Tribeca Global Convertible Investments LTD	$12,000,000	$12,000,000	4,958,677	4,958,677
UBS AG London Branch	$45,500,000	$45,500,000	18,801,651	18,801,651
UBS AG London F/ B/ O HFS	$5,000,000	$5,000,000	2,066,115	2,066,115
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$6,000,000	$6,000,000	2,479,338	2,479,338
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$100,000	$100,000	41,322	41,322
USAA High-Yield Opportunities Fund	$50,000	$50,000	20,661	20,661
Van Kampen Harbor Fund	$1,200,000	$1,200,000	495,867	495,867
Wachovia Bank National Association	$2,295,000	$2,295,000	948,347	948,347
Whitebox Convertible Arbitrage Partners, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Whitebox Hedged High Yield Partners, L.P.	$1,000,000	$1,000,000	413,223	413,223
White River Securities LLC	$1,000,000	$1,000,000	413,223	413,223
Wolverine Convertible Arbitrage Fund Limited	$250,000	$250,000	103,305	103,305
World Income Fund, Inc.	$800,000	$800,000	330,578	330,578
Yield Strategies Fund I, L.P.	$500,000	$500,000	206,611	206,611
Yield Strategies Fund II, L.P.	$500,000	$500,000	206,611	206,611
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$696,000	$696,000	287,603	287,603

(1)
These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Charter Communications, Inc. and its subsidiaries, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

(2)
The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,961,471 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

(3)
Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 0 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 0 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional account(s) as reported above.

If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.

If, after the date of this prospectus, a secuityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.